Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated January 17, 2012

$[—] Barrier Notes due February 3, 2014 Linked to the S&P 500® Index Global Medium-Term Notes, Series A, No. E-7110

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	January 31, 2012

Issue Date:	February 3, 2012

Final Valuation Date:	January 29, 2014*

Maturity Date:	February 3, 2014**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	S&P 500® Index (the “Index”) (Bloomberg ticker symbol “SPX <Index>”)

Payment at Maturity:

If no Barrier Event occurs, you will receive at maturity (subject to our credit risk) a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Absolute Value of the Index Return: Accordingly, if no Barrier Event occurs, your payment at maturity will be calculated as follows, subject to the Maximum Return on the Notes:

$1,000 + [$1,000 × Absolute Value of the Index Return]

If a Barrier Event occurs, you will receive at maturity (subject to our credit risk) a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Index Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Index Return]

You may lose some or all of your principal if you invest in the Notes. If a Barrier Event occurs and the Index Return is negative, your Notes will be fully exposed to the decline of the Index from the Initial Level on the Initial Valuation Date to the Final Level on the Final Valuation Date and you may lose some or all of your principal at maturity. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Barrier Event:

A Barrier Event occurs if, as determined by the Calculation Agent, the Index Closing Level is less than the Barrier Level on any Scheduled Trading Day during the Observation Period; provided, however, that, if a Market Disruption Event occurs with respect to the Index on a Scheduled Trading Day during the Observation Period, the Index Closing Level on such Scheduled Trading Day will be disregarded for purposes of determining whether a Barrier Event occurs.

For a description of Market Disruption Events that are applicable to the Index, please see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

Barrier Level:

[—] (equal to [58.00% - 63.50%]*** of the Initial Level of the Index, rounded to the nearest hundredth)

***     The actual percentage for the Barrier Level will be set on the Initial Valuation Date. The Barrier Level will not be higher than 63.50% of the Initial Level of the Index.

Maximum Return:	40.00%**** **** The actual Maximum Return will be set on the Initial Valuation Date and will not be less than 40.00%.

Observation Period:	The period from but excluding the Initial Valuation Date to and including the Final Valuation Date. If the scheduled Final Valuation Date is postponed, the Observation Period will be extended to, and include, the Final Valuation Date as postponed.

Absolute Value of the Index Return:	The Absolute Value of the Index Return is equal to the Index Return unless the Index Return is less than zero. If the Index Return is less than zero, the Absolute Value of the Index Return will be equal to negative one (-1) times the Index Return. For example, assuming a hypothetical Index Return of -15.00%, the Absolute Value of such Index Return would be -1 times -15.00%, or 15.00%.

Index Return:	The performance of the Index from the Initial Level on the Initial Valuation Date to the Final Level on the Final Valuation Date, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	[—], the Index Closing Level on the Initial Valuation Date.

Final Level:	The Index Closing Level on the Final Valuation Date.

Index Closing Level:	For any Scheduled Trading Day, the closing level of the Index published at the regular weekday close of trading on that Scheduled Trading Day as displayed on Bloomberg Professional® service page “SPX<Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing level of the Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying prospectus supplement.

Scheduled Trading Day:	A day on which (a) the value of the Index is published, and (b) trading is generally conducted on the markets on which the securities comprising the Index are traded, in each case as determined by the Calculation Agent in its sole discretion.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KJ93 and US06738KJ934

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-5 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	0%	100%
Total	$	$	$

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. Note that, for purposes of the hypothetical total returns set forth below, we are assuming (i) an Initial Level of 1,295.50 (ii) a Barrier of 822.64 (equal to 63.50% of the assumed Initial Level, rounded to the nearest hundredth; the actual percentage for the Barrier will be set on the Initial Valuation Date) and (iii) a Maximum Return of 40%. These examples do not take into account any tax consequences from investing in the Notes.

Final Level	Index Return	No Barrier Event Occurs		A Barrier Event Occurs
		Payment at Maturity*	Total Return on Notes	Payment at Maturity*	Total Return on Notes
2,072.80	60.00%	$1,400.00	40.00%	$1,400.00	40.00%
1,943.25	50.00%	$1,400.00	40.00%	$1,400.00	40.00%
1,813.70	40.00%	$1,400.00	40.00%	$1,400.00	40.00%
1,684.15	30.00%	$1,300.00	30.00%	$1,300.00	30.00%
1,554.60	20.00%	$1,200.00	20.00%	$1,200.00	20.00%
1,425.05	10.00%	$1,100.00	10.00%	$1,100.00	10.00%
1,392.66	7.50%	$1,075.00	7.50%	$1,075.00	7.50%
1,360.28	5.00%	$1,050.00	5.00%	$1,050.00	5.00%
1,311.69	1.25%	$1,012.50	1.25%	$1,012.50	1.25%
1,295.50	0.00%	$1,000.00	0.00%	$1,000.00	0.00%
1,230.73	-5.00%	$1,050.00	5.00%	$950.00	-5.00%
1,165.95	-10.00%	$1,100.00	10.00%	$900.00	-10.00%
1,101.18	-15.00%	$1,150.00	15.00%	$850.00	-15.00%
1,036.40	-20.00%	$1,200.00	20.00%	$800.00	-20.00%
971.63	-25.00%	$1,250.00	25.00%	$750.00	-25.00%
822.64	-36.50%	$1,365.00	36.50%	$635.00	-36.50%
777.30	-40.00%	N/A	N/A	$600.00	-40.00%
647.75	-50.00%	N/A	N/A	$500.00	-50.00%
518.20	-60.00%	N/A	N/A	$400.00	-60.00%
388.65	-70.00%	N/A	N/A	$300.00	-70.00%
304.44	-76.50%	N/A	N/A	$235.00	-76.50%
259.10	-80.00%	N/A	N/A	$200.00	-80.00%
129.55	-90.00%	N/A	N/A	$100.00	-90.00%
0.00	-100.00%	N/A	N/A	$0.00	-100.00%

*	Per $1,000 principal amount Note

PPS-2

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: No Barrier Event occurs and the level of the Index increases from an Initial Level of 1,295.50 to a Final Level of 1,554.60.

In this case, because the Index Return is positive, the Absolute Value of the Index Return is equal to the Index Return of 20.00%.

Because no Barrier Event occurs and the Absolute Value of the Index Return of 20.00% does not exceed the Maximum Return, the investor receives a payment at maturity of $1,200 per $1,000 principal amount Note calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Absolute Value of the Index Return]

$1,000 + [$1,000 × 20.00%] = $1,200.00

The total return on the investment of the Notes is 20.00%.

Example 2: No Barrier Event occurs and the level of the Index decreases from an Initial Level of 1,295.50 to a Final Level of 1,036.40.

In this case, because the Absolute Value of the Index Return is negative, the Absolute Value of the Index Return is equal to -1 times -20.00%, or 20.00%.

Because no Barrier Event occurs and the Absolute Value of the Index Return of 20.00% does not exceed the Maximum Return, the investor receives a payment at maturity of $1,200.00 per $1,000 principal amount Note calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Absolute Value of the Index Return]

$1,000 + [$1,000 × 20.00%] = $1,200.00

The total return on the investment of the Notes is 20.00%.

PPS-3

Example 3: No Barrier Event occurs and the level of the Index increases from an Initial Level of 1,295.50 to a Final Level of 1,943.25.

In this case, because the Index Return is positive, the Absolute Value of the Index Return is equal to the Index Return of 50.00%.

Because no Barrier Event occurs and the Absolute Value of the Index Return of 50.00% exceeds the Maximum Return, the investor receives a payment at maturity of $1,400 per $1,000 principal amount Note, the maximum payment on the Notes, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Maximum Return]

$1,000 + [$1,000 × 40%] = $1,400.00

The total return on the investment of the Notes is 40.00%.

Example 4: A Barrier Event occurs and the level of the Index increases from an Initial Level of 1,295.50 to a Final Level of 1,554.60.

Because a Barrier Event occurs and the Index Return of 20.00% does not exceed the Maximum Return, the investor will receive a payment at maturity of $1,200.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Index Return]

$1,000 + [$1,000 × 20.00%] = $1,200.00

The total return on the investment of the Notes is 20.00%.

Example 5: A Barrier Event occurs and the level of the Index decreases from an Initial Level of 1,295.50 to a Final Level of 1,036.40.

Because a Barrier Event occurs and the Index Return of -20.00% is negative, the investor will receive a payment at maturity of $800 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Index Return]

$1,000 + [$1,000 × -20.00%] = $800.00

The total return on the investment of the Notes is -20.00%.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the Index as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

•	For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”.

•

Exposure to U.S. Equities of the S&P 500® Index—The payment, if any, at maturity of the Notes is linked to the S&P 500® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the Index Supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Index. If your Notes

PPS-4

are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement and the index supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds;”

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in Significant Loss—The Notes do not guarantee any return of principal. The payment, if any, at maturity of the Notes is linked to the Index and will depend on whether a Barrier Event occurs and the extent to which the Index Return is positive or negative. If a Barrier Event occurs and the Index Return is negative, your investment will be fully exposed to any decline of the Index form the Initial Level on the Initial Valuation Date to the Final Level on the Final Valuation Date and you may lose some or all of your principal at maturity.

•

Any Positive Return on the Notes Will Not Exceed the Maximum Return—If the Index Return or Absolute Value of the Index Return is greater than 0%, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return multiplied by $1,000.

PPS-5

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

The Payment at Maturity, if Any, is Linked to the Absolute Value of the Index Return Only If No Barrier Event Occurs—A Barrier Event occurs if the Index Closing Level is less than the Barrier on any Scheduled Trading Day, including the Final Valuation Date, during the Observation Period. You will receive (subject to our credit risk) a payment at maturity calculated as described in this preliminary pricing supplement based on the Absolute Value of the Index Return only if no Barrier Event occurs. If a Barrier Event occurs, your investment will be fully exposed to any decline of the Index from the Initial Level on the Initial Valuation Date to the Final Level on the Final Valuation Date and you may lose some or all of your principal at maturity. Because the Observation Period includes each Scheduled Trading Day during the term of the Notes, including the Final Valuation Date (and, if the scheduled Final Valuation Date is postponed, the Observation Period will be extended to, and include, the Final Valuation Date as postponed), if the Index drops precipitously on any such Scheduled Trading Day or on the Final Valuation Date, resulting in the Index Closing Level on that day being less than the Barrier Level, assuming that no Market Disruption Event has occurred or existed with respect to the Index on that day, a Barrier Event occurs regardless of whether the level of the Index is greater than or equal to the Barrier at any other time before, during or after that day. The payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the determination of whether a Barrier Event occurs been based on the level of the Index prior to such drop at a time when the level of the Index was at or above the Barrier Level. The occurrence of a Barrier Event on any Scheduled Trading Day during the Observation Period may significantly and adversely affect the market value of your Notes and your ability to sell your Notes.

•

The Determination of Whether a Barrier Event Occurs is Not Based On Any Level of the Index at Any Time Other Than the Index Closing Level on Each Scheduled Trading Day During the Observation Period—A Barrier Event occurs if the Index Closing Level is less than the Barrier Level on any Scheduled Trading Day, including the Final Valuation Date, during the Observation Period. The determination of whether a Barrier Event occurs is therefore not based on any level of the Index at any time other than the Index Closing Level on each Scheduled Trading Day, including the Final Valuation Date, during the Observation Period. Any factors, including any change during the term of the Notes in the level, price or volatility of the Index or any securities included in the Index, that may affect the extent to which (or the speed at which) any change in the level of the Index occurs and therefore affect whether a Barrier Event occurs, may adversely affect the market value of your Notes. In addition, if the scheduled Final Valuation Date is postponed, the Observation Period will be extended to, and include, the Final Valuation Date as postponed, which may adversely affect the market value of your Notes.

•

Any Change (or the Lack Thereof) in the Volatility of the Index or Any Securities Included in the Index That May Affect the Absolute Value of the Index Return May Adversely Affect the Market Value of Your Notes—The payment at maturity, if any, will be linked to the Absolute Value of the Index Return only if no Barrier Event occurs. If no Barrier Event occurs, any payment at maturity will depend on the extent to which the Final Level of the Index on the Final Valuation Date differs from the Initial Level on the Initial Valuation Date. Therefore, the market value of your Notes may be adversely affected by any factors, including any change during the term of the Notes in the level, price or volatility of the Index or any securities included in the Index, that may affect the extent to which the Final Level of the Index on the Final Valuation Date may differ from the Initial Level on the Initial Valuation Date.

•

If a Barrier Event Occurs, the Payment at Maturity of Your Notes is Not Based on the Level of the Index at Any Time Other than the Final Level of the Index on the Final Valuation Date as Compared to the Initial Level of the Index on the Initial Valuation Date—The Final Level of the Index and the Index Return will be based solely on the Index Closing Level on the Final Valuation Date. Therefore, if a Barrier Event occurs and the Index Closing Level drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the level of the Index prior to such drop. If a Barrier Event occurs, although the level of the Index on the Maturity Date or at other times during the life of your Notes may be higher than the Final Level of the Index on the Final Valuation Date, you will not benefit from any increases in the level of the Index other than the increase, if any, represented by the Final Level of the Index on the Final Valuation Date as compared to the Initial Level of the Index on the Initial Valuation Date.

•

No Principal Protection—If a Barrier Event occurs and the Index Return is negative, the payment at maturity will be less, and possibly significantly less, than the principal amount of your Notes. If a Barrier Event occurs and the Index Return is negative, your Notes will be fully exposed to any decline of the Index from the Initial Level on the Initial Valuation Date to the Final Level on the Final Valuation Date and you may lose some or all of your principal.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the Index would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

PPS-6

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service in 2007 issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index and securities comprising the Index;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing level from January 7, 2002 through January 12, 2012. The Index closing level on January 12, 2012 was 1,295.50.

We obtained the Index closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the Final Valuation Date or any Scheduled Trading Day during the Observation Period. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PPS-7

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-8